Exhibit 5.1

[Jones Day Letterhead]

June 24, 2009

Omnicom Group Inc.
437 Madison Avenue
New York, New York 10022

Omnicom Capital Inc.
One East Weaver Street
Greenwich, CT 06831

Omnicom Finance Inc.
437 Madison Avenue
New York, New York 10022

Re:	$500,000,000 Aggregate Principal Amount of 6.250% Senior Notes Due 2019 of Omnicom Group Inc, Omnicom Capital Inc. and Omnicom Finance Inc. Offered through Underwriters

Ladies and Gentlemen:

     We are acting as counsel for Omnicom Group Inc., a New York corporation (“OGI”), Omnicom Capital Inc., a Connecticut corporation (“OCI”), and Omnicom Finance Inc., a Delaware corporation (“OFI,” and together with OGI and OCI, the “Issuers”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 6.250% Senior Notes due 2019 of the Issuers (the “Notes”), pursuant to the Underwriting Agreement, dated as of June 24, 2009 (the “Underwriting Agreement”), entered into by and among the Issuers, J.P. Morgan Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture (as supplemented or otherwise modified through the first supplemental indenture, the “Indenture”), to be entered into by and among the Issuers and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). OCI and OFI’s obligations under the Notes will be guaranteed by OGI (the “Guarantee”).

     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Inc.
June 24, 2009

assumptions set forth herein, we are of the opinion that (a) the Notes, when they are executed by the Issuers and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the Underwriting Agreement, will constitute valid and binding obligations of the Issuers and (b) the Guarantee, when it is executed by OGI and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute a valid and binding obligation of OGI.

     For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture, (ii) the Indenture will be duly executed and delivered by the Issuers, and (iii) the Trustee will authorize, execute and deliver the Indenture and the Indenture will be the valid, binding and enforceable obligation of the Trustee. We have further assumed that (i) OCI is a corporation existing and in good standing under the laws of the State of Connecticut, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Indenture and the Notes; (ii) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties; and (iii) the Indenture and the Notes (a) have been (1) duly authorized by OCI and (2) executed and delivered by OCI under the laws of the State of Connecticut, (b) do not violate the laws of the State of Connecticut and (c) constitute valid and binding obligations of OCI under the laws of the State of Connecticut.

     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

     The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Issuers and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-158092) (the “Registration Statement”), filed by the Issuers to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the captions “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Inc.
June 24, 2009

under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day